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Computershare

9062 Old Annapolis Road

Columbia, MD 21045

Annual Statement of Compliance

For each transaction and the applicable Servicing Agreement listed and described on Schedule I hereto, the undersigned, a duly authorized officer of Computershare Trust Company, N.A. (the "Company"), in its applicable capacity(ies) as listed on Schedule I ("Computershare"), hereby certifies either (i) as of and for the period of January 1, 2022 through December 31, 2022 (the "Full-Year Reporting Period"), or (ii) as of and for the portion of the Full-Year Reporting Period as set forth under the "Reporting Period" column on Schedule I hereto (the "Partial-Year Reporting Period", together with the Full-Year Reporting Period, the "Reporting Period")[1] in each case, as applicable, as follows:

(a) A review of Computershare's activities during the Reporting Period and of its performance under the applicable Servicing Agreement has been made under such officer’s supervision; and

(b) To the best of such officer’s knowledge, based on such review, Computershare has fulfilled all of the obligations it is required to perform as agent for Wells Fargo under the applicable Servicing Agreement in all material respects throughout the Reporting Period, except as noted in Schedule I.

February 28, 2023

/s/ Eileen O'Connor

Eileen O'Connor

Senior Vice President

/s/ Patti Spencer

Patti Spencer

Assistant Secretary

[1] On November 1, 2021, the Company, Computershare Delaware Trust Company and Computershare Limited purchased substantially all of the Corporate Trust Services business of Wells Fargo Bank, N.A. ("Wells Fargo"). During the Reporting Period, for some transactions listed on Schedule I hereto, Wells Fargo did not transfer its roles, and the duties, rights, and liabilities for such roles for such transactions to the Company or an affiliate and performed virtually all of its obligations through the Company as its agent. During the Reporting Period, for other transactions listed on Schedule I hereto, Wells Fargo transferred its roles, and the duties, rights and liabilities for such roles under the relevant transaction agreements to the Company (the "2022 Transferred Role(s) Transactions"). Prior to the date of transfer for the 2022 Transferred Role(s) Transactions, Wells Fargo remained in the related role and performed virtually all of its obligations through the Company as its agent. On and after the date of transfer for the 2022 Transferred Role(s) Transactions, the Company assumed the roles under the related agreements for such transactions. For each transaction listed thereon, Schedule I hereto identifies the Reporting Period for such transaction. The Company's obligations as agent for Wells Fargo are set forth in a servicing agreement between the parties.

Schedule I:

Transaction	Servicing Agreement	Servicing Agreement Date	Wells Fargo Capacity(ies)	Computershare Capacity(ies)	Reporting Period
CSAIL 2017-C8
Commercial Mortgage
Trust, Commercial
Mortgage Pass-	Pooling and
Through Certificates,	Servicing		Certificate		01/01/2022 -
Series 2017-C8	Agreement	06/01/2017	Administrator	Agent	12/31/2022

Material Instance(s) of Non-Compliance

List of exemptions for CSAIL 2017-C8 Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2017-C8:

Computershare Trust Company, N.A. made the April 18, 2022 distribution (the "April Distribution") due to certificate holders of the CSAIL 2017-C8 Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2017-C8, was made one business day late on April 19, 2022. The inadvertent delay in the required distribution, consisting of approximately $2.64 million, was caused by an administrative error relating to the calculation of the payment date in an internal system due to Good Friday. The error resulted in a delay in the release of the payment information to the payment processing system, which in turned caused the late distribution. The impact of this error was limited to the April Distribution. In an effort to prevent similar errors from occurring, Computershare Trust Company, N.A. has updated the payment date calculation process in its systems.

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